Exhibit 99.1
Kimberlee Sinclair
Global Communications
+1 651 236 5823
Corporate Headquarters
1200 Willow Lake Boulevard	Max Marcy
St. Paul, Minnesota 55110-5101	Investor Relations
+1 651 236 5062

NEWS	For Immediate Release	April 8, 2016

H.B. Fuller Names John Corkrean as

Executive Vice President and Chief Financial Officer

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that John Corkrean will join the company as executive vice president and chief financial officer on May 17, 2016. Corkrean will take over for Jim Giertz, who will transition into a new role as executive vice president, leading the company’s strategy deployment efforts until his retirement in mid-2017. This planned transition allows a smooth succession of the CFO role while accelerating the company’s work to implement the 2020 strategic plan announced in February.

Corkrean joins H.B. Fuller from Ecolab Inc., where he has built a successful 17-year track record of leadership in all areas of financial management and controls. Most recently, he was the senior vice president of Finance for their Global Energy Services sector. During his career at Ecolab, he served as the company’s senior vice president and corporate controller, vice president and corporate treasurer, and other significant financial and commercial roles. He also was instrumental in the integration of both the Nalco and Champion acquisitions.

Corkrean earned a bachelor’s degree in accounting from the University of Iowa and a master’s in business administration from the Kellogg School of Management at Northwestern University.

“We are delighted to welcome John to H.B. Fuller. He is a proven financial and commercial leader who has developed dynamic teams and helped build profitable, growing businesses globally,” said James J. Owens, H.B. Fuller president and chief executive officer. “He is a strategic, business-minded leader with excellent experience and a strong track record. I am confident John will build on the foundation and vision set by Jim Giertz and, together with our Executive Committee, drive our company’s continued growth and profitability.”

About H.B. Fuller Company:

For nearly 130 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2015 net revenue of $2.1 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in engineering, electronic and assembly materials, hygiene, construction, automotive, packaging and other consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com and subscribe to our blog.

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